Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

COMSTOCK COMPANIES, INC.

ARTICLE I

        The name of the corporation is Comstock Companies, Inc. (hereinafter called the "Corporation").

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

        The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

        The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

Number of Shares Authorized	Par Value Per Share	Class of Stock
10,000	$0.01	Common

ARTICLE V

        The name of the Incorporator is Stephen J. Bolin and the address of the Incorporator is c/o Greenberg Traurig, LLP, 800 Connecticut Avenue, NW, Suite 500, Washington, D.C., 20006.

ARTICLE VI

        The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation's Bylaws, who will serve as the Corporation's director until successors are duly elected and qualified.

ARTICLE VII

        No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under §174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

ARTICLE VIII

        This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

ARTICLE IX

        The directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

        IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this Certificate of Incorporation this 24th day of May, 2004.

/s/ Stephen J. Bolin Stephen J. Bolin, Incorporator

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

COMSTOCK COMPANIES, INC.

It is hereby certified that:

        1.     The name of the corporation (hereinafter called the "corporation") is Comstock Companies, Inc.

        2.     The certificate of incorporation of the corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

"ARTICLE I

        The name of the corporation is Comstock Homebuilding Companies, Inc. (hereinafter called the "Corporation")."

        3.     The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on June 30, 2004

/s/ Christopher Clemente Christopher Clemente, Secretary